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                          ASSET REPURCHASE AGREEMENT

                                   between

                       JEAN PHILIPPE FRAGRANCES, INC.,

                                                    Seller

                                     and

                                CARSON, INC.,

                                                    Buyer

                         dated as of March ____, 1997


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                          ASSET REPURCHASE AGREEMENT

         ASSET REPURCHASE AGREEMENT made this ______ day of March 1997 between Carson, Inc., a Delaware corporation ("Buyer"), and Jean Philippe Fragrances, Inc., a Delaware corporation ("Seller").

         In connection with the termination of the license agreement by Buyer as successor in interest to Conopco, Inc. which termination is consented to by Seller of even date herewith between Seller and Buyer to license in the United States and Puerto Rico the use of the CUTEX trademark on Products (the "License Agreement"), Seller wishes to sell and Buyer wishes to buy certain assets of Seller, used in the packaging, distributing and selling of nail enamel and nail care treatment products, nail care implements and lipstick under the trademark CUTEX in the United States and Puerto Rico, but excluding nail enamel remover, as set forth in Schedule 1 hereto (the "Products") all on the terms and conditions of this Agreement.

         Accordingly, the parties hereto agree as follows:

                                  ARTICLE I

            Transfer of Assets, Assumption of Certain Liabilities,
                                Purchase Price

         1.1 Transfer of Assets. At the Closing, as defined in Section 2.1, Seller will sell, convey, transfer, assign and deliver to Buyer and Buyer will purchase and accept from Seller, the following properties, assets and rights used or held by Seller for use exclusively in the sale of Products (the "Assets"):

                  (i) tools, dies and molds used in connection with the manufacture of the Products, which shall include the tools, dies and molds as set forth in Schedule 1.1(i), reasonable wear and tear excepted;

                  (ii) subject to the limitations set forth in Article 8 of the License Agreement, inventories of finished products, work-in-progress, components, raw materials, packaging materials, labels, samples and supplies ("Inventory");

                  (iii) subject to Section 1.3, Seller's rights accruing after the Closing Date under contracts, commitments, understandings, binding arrangements and other


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         agreements of any kind or nature, written or oral, including without limitation, purchase orders for the sale of Products and for the purchase of raw material and packaging materials (collectively, "Contracts") as set forth in the annexed Schedule 1.1(iii), provided that Buyer's obligations under the Contracts shall not exceed a dollar amount equal to 20% of Annual Net Sales Value for the Contract Year immediately preceding termination (as such terms are defined in the License Agreement) unless Buyer consents to an increase in excess of 20% which consent shall not be unreasonably withheld.

         1.2 Excluded Assets. There shall be excluded from Assets and Seller shall retain all assets not expressly set forth in Section 1.1 (the "Excluded Assets"), including without limitation, all accounts receivable (and security interests therein), cash and cash equivalents, real property, furniture, equipment, machinery and vehicles related to or used in the sale of Products and any rights and interests under leases respecting any of the foregoing.

         1.3 Consents to Certain Assignments. To the extent that the sale, conveyance, transfer or assignment of any Contract requires the consent of any third party, this Agreement shall not constitute an agreement to complete such sale, conveyance, transfer or assignment if such action would constitute a breach of the terms of such Contract. If Seller is unable to obtain such consent to the assignment of any Contract, the Closing shall nonetheless take place and Seller will take all steps (not including the payment of any consideration) reasonably requested by Buyer to secure such consent after the Closing or otherwise to transfer or provide to Buyer the benefits of such Contract. Buyer shall use its reasonable efforts to cooperate with Seller in obtaining such consents.

         1.4 Assumption of Certain Liabilities. On the Closing Date, as defined in Section 2.1, Buyer shall assume and thereafter pay, honor and discharge when due and payable the following liabilities and obligations of Seller with respect to Assets (the "Assumed Liabilities"):

                  (i) all liabilities, obligations and commitments of Seller accruing with respect to periods after the Closing Date under the Contracts including but not limited to commitments and obligations for advertising, premiums and coupons;

                  (ii) all Losses (as defined in Section 8.1.1(i)) arising out of the sale of Products by Buyer from and after the Closing Date; and

                  (iii) all customer returns of Products and the crediting of customers therefor in accordance with Seller's historical returns policy, except that during the six-month period following the Closing Date and with respect to customer returns of Products up to $850,000.00 Seller shall within thirty (30) days


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         reimburse Buyer for the difference between the cost of the returned
         Product as set by Seller's standard cost sheets and the amount credited the customer in accordance with Seller's order sheet and returns authorization form. Seller also agrees to not undertake any action which results in higher than normal customer returns of Products. In the event Seller terminates the License Agreement prior to the expiration of the initial term or renewal, Buyer shall not assume any liabilities for returned Products and Seller shall have the right to sell Products returned during the 12-month period following termination, to any customer other than accounts regularly serviced by Seller selling Products at its usual and customary price for a period not to exceed six (6) months from the date the returned Products are received by Seller.

         1.5 Retention of Certain Liabilities. Buyer shall not assume any liabilities and obligations of Seller with respect to the sale of Products, other than the Assumed Liabilities. All such liabilities, obligations or commitments of Seller are herein referred to as the "Retained Liabilities." The Retained Liabilities include, without limitation, (i) all Losses (as defined in Section 8.1.1(i)) of Seller arising out of the sale of Products prior to the Closing Date, (ii) any liabilities or obligations of the Seller for any off-invoice allowances, markdown allowances, cash discounts that are prompt payments on receivables, customer development funds, billbacks, other promotional spending or other such sums attributable to sales made by Seller prior to the Closing Date, whether the obligation to pay falls due before or after the Closing Date, (iii) all responsibility for employees of Seller, and
(iv) all liabilities for borrowed money, trade accounts payable and income or other taxes, in each case except for any of the foregoing that are Assumed Liabilities.

         1.6 Closing Purchase Price. The purchase price for Assets is cash in the amount of Fifty Thousand Dollars ($50,000.00) for the tools, dies and molds as listed in Schedule 1.1(i) plus the value of the Inventory as shown on the Inventory Statement (set forth in Section 3.4) (referred to as the "Closing Purchase Price") subject to adjustment as provided in Section 2.4.

         1.7 Transfer Taxes. Buyer shall pay any sales tax and other transfer taxes and any interest or penalties relating thereto arising from the transfer of Assets pursuant to this Agreement.


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                                  ARTICLE II

                Closing and Post Closing Inventory Adjustment


         2.1 Closing. The closing of the transactions contemplated hereby (the "Closing") shall be held simultaneously with the closing of the acquisition by Buyer of the Cutex trademarks from Conopco, Inc. at the offices of Milbank, Tweed, Hadley & McCloy, 1 Chase Manhattan Plaza, New York, NY 10005-1413 or at such other place or on such other date and time as the parties may agree. The date on which the Closing takes place is called the "Closing Date." The Closing shall be deemed to be effective as of the close of business on the business day prior to the Closing Date.

         2.2 Deliveries by Seller. At the Closing, Seller will deliver to Buyer the following duly executed documents:

                  (i) a bill of sale covering Assets in the form of Exhibit A attached hereto;

         and

                  (ii) an assignment and assumption agreement providing for the assignment to Buyer of the Contracts and the assumption by Buyer of the Assumed Liabilities (the "Assignment and Assumption Agreement") in the form of Exhibit B attached hereto together with Schedules 3.4, 3.6, 3.9 and 3.10.

         2.3 Deliveries by Buyer. At the Closing, Buyer will deliver to Seller the following:

                  (i) immediately available funds by wire transfer, bank, cashier or certified check payable to the order of Seller in United States dollars drawn on a United States bank, foreign correspondent bank of a United States bank, or a foreign bank with a regular corresponding United States bank, acceptable to, Company, in an amount equal to the Closing Purchase Price; and

                  (ii) a duly executed Assignment and Assumption Agreement.

         2.4 Post Closing Inventory Adjustment

                  2.4.1 Closing Date. Within 45 days following the Closing Date, Seller shall deliver to Buyer a statement of the lower of cost or fair market value ("Book Value") of the Inventory as of the close of business on the business day prior to the Closing Date (the "Closing Date Inventory Statement"). The Closing Date Inventory Statement shall be prepared in accordance with the historical accounting principles and practices of Seller and prepared in a manner consistent with the preparation of the Inventory Statement referred to in
Section 3.4.


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The Book Value of Inventory included on the Closing Date Inventory Statement shall reflect a physical count of the Inventory conducted on the business day prior to the Closing Date and shall exclude any Inventory which is damaged or obsolete or which exists in quantities in excess of a commercially reasonable mix and balance. For purposes of this Agreement, (i) "obsolete" shall mean inventories of Products which have not been marketed and sold to the trade within the 12-month period preceding the Closing Date and have been discontinued as evidenced by deletion from Seller's order forms; and (ii) "commercially reasonable mix and balance" shall mean inventories (on a unit and Product SKU basis) of raw materials, work-in-process, components, finished goods, packaging materials and labels that do not in each case exceed a 12-month's supply based on gross sales less returns in the prior 12 months. The physical count of the Inventory shall be conducted by Seller and its representatives. Buyer and its representa tives shall have the right to observe the physical count of the Inventory.

                  2.4.2 Objections; Resolutions of Disputes. Unless Buyer notifies Seller in writing within thirty (30) days after receipt of the Closing Date Inventory Statement that it objects to the Book Value of the Inventory set forth on the Closing Date Inventory Statement and specifies in reasonable detail the basis for any such objection, the Book Value of the Inventory reflected on the Closing Date Inventory Statement shall become final and binding upon the parties for purposes of this Agreement. If Buyer submits written objections to Seller within such period, Buyer and Seller, during the 15-day period following Buyer's delivery of its notice of objections to Seller, shall attempt in good faith to resolve Buyer's objections. If Buyer and Seller are unable to resolve all such objections within such period, the matters remaining in dispute shall be submitted to Arthur Andersen (the "Neutral Auditor"). The resolution of disputed items by the Neutral Auditor shall be final and binding. The fees and expenses of the Neutral Auditor shall be borne equally by Buyer and Seller. During the 15-day period following receipt of the Closing Date Inventory Statement and during the pendency of any dispute, Seller shall provide access to Buyer and Buyer's authorized representatives, during normal business hours, to Seller's books, records and work papers related to preparation of the Closing Date Inventory Statement. After final determination of any disputes with respect to the Book Value of the Inventory as set forth on the Closing Date Inventory Statement, Buyer shall have not further right to make any claims against Seller with respect to any element of the Book Value of the Inventory on any basis.

                  2.4.3 Adjustment Payment. Within ten (10) days after the Book Value of the Inventory on the Closing Date becomes final and binding in accordance with Section 2.4.2, (i) if the Book Value of the Inventory on the Closing Date (the "Final Inventory") exceeds the amount set forth on the Inventory Statement, Buyer shall pay to Seller an amount equal to such excess plus simple interest thereon at the prime rate as published in the Wall Street Journal per annum from the Closing Date to the date of payment, by wire transfer of immediately available funds; and (ii) if the Final Inventory is less than the amount set forth on the Inventory Statement, Seller shall pay to Buyer an amount equal to such shortfall plus simple interest thereon at the prime


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rate as published in the Wall Street Journal per annum from the Closing Date to the date of payment, by wire transfer of immediately available funds.

                  2.4.4 Inventory Close Out. Within twelve (12) months of the Closing Date, any inventory of Seller not purchased by Buyer may be used or sold by Seller to any customer other than accounts regularly serviced by Seller selling Products at its usual and customary price.

                                 ARTICLE III

                   Representations and Warranties of Seller

          Seller hereby represents and warrants to Buyer as follows:

         3.1 Organization. Seller is a corporation duly incorporated, organized and validly existing and in good standing under the laws of the State of Delaware and has the corporate power to own Assets.

         3.2 Authorization. Seller has full corporate power and authority to execute and deliver this Agreement and all other documents contemplated hereby and to consummate the transactions contemplated hereby and thereby. Seller has taken all corporate action required by its Certificate of Incorporation and By-laws to authorize the execution and delivery of this Agreement and all other documents contemplated hereby and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement is a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and, as to enforceability, general equitable principles.

         3.3 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or violate any provision of the Certificate of Incorporation or By-laws of Seller, (ii) conflict with or violate any statute, law, rule, regulation, ordinance, order, writ, injunction, judgment or decree applicable to Seller or by which Assets are bound, or (iii) conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under any agreement or other instrument to which Seller is a party or by which Assets are bound which would either result in the creation of any lien, claim, charge or other encumbrance on any Assets. Except for consents of other parties to the Contracts, no notice, declaration, report or other filing or registration with, and no waiver, consent, approval or authorization of, any governmental or regulatory authority or any other person is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.


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         3.4 Financial Statements. Schedule 3.4 to be delivered at Closing is the unaudited Inventory Statement (the "Inventory Statement") as of the most recent date prior to the notice of termination under Article 8 of the License Agreement ("Notice Date"), and the unaudited statement of Sales and Profits before Indirects from the sale of Products for the two (2) most recent years prior to the Notice Date, prepared in accordance with generally accepted accounting principles and practices ("GAAP") consistently applied (except with respect to the treatment of overhead costs, which shall be added in the calculation of the Book Value of Inventory) and fairly present in all material respects the Book Value of the Inventory as at that date and the Sales and Profits before Indirects from the sale of products for the periods covered thereby. The Sales and Profits before Indirects shall be set forth in the same detail as provided in Schedule 3.4 of the Asset Purchase Agreement dated of even date hereto between Buyer and Seller (the "Purchase Agreement").

         3.5 Title to Assets. Seller has good title to Assets, subject to no liens, claims, charges or other encumbrances, other than liens for taxes not yet due and payable and other statutory liens arising in the ordinary course of business which are being contested in good faith.

         3.6 Contracts. Schedule 3.6, to be delivered at closing, sets forth a list of all Contracts except (i) orders for the purchase by Seller of finished goods, raw materials, components, packaging materials, labels and supplies used in the sale of Products, in each case with a remaining commitment of Twenty Thousand Dollars ($20,000.00) or less and a remaining term of twelve (12) months or less; (ii) orders from customers for purchase of Products with a remaining commitment of Twenty Thousand Dollars ($20,000.00) or less and a remaining term of twelve (12) months or less; and (iii) commitments to customers for trade promotions, in each case with a remaining commitment of Twenty Thousand Dollars ($20,000.00) or less and a remaining term of twelve (12) months or less. The aggregate commitment under Contracts not listed on Schedule 3.6 does not exceed Two Hundred Thousand Dollars ($200,000.00). Seller has delivered or made available to Buyer full and complete copies of all written Contracts and descriptions of the terms of all oral Contracts listed on Schedule 3.6. Seller and, to the best of Seller's knowledge, each other party to each Contract is in compliance in all material respects with the terms thereof and each Contract was entered in the ordinary course of business.

         3.7 Inventory. All of the finished products included in the Inventory reflected in the Inventory Statement were (a) manufactured by or on behalf of Seller in the ordinary course of business; and (b) saleable in the ordinary course of business, except to the extent of any reserve reflected on the Inventory Statement.

         3.8 Seller's Conduct. Since the date of this Agreement, Seller has conducted the manufacture and sale of Products only in the ordinary course in a manner consistent with past practice and there has been no material adverse change in the sale of Products.



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         3.9 Compliance with Law. Except as set forth in Schedule 3.9 to be delivered at closing, the manufacture and sale of Products by Seller is in compliance in all material respects with all applicable statutes, laws, rules, regulations, orders, ordinances, judgments and decrees of all governmental authorities ("Laws") and Seller has not been informed of any alleged violations of any Laws.

         3.10 Litigation. Except as set forth in Schedule 3.10 to be delivered at closing, no claim, action, suit, proceeding or investigation seeking damages in excess of Two Thousand Dollars ($2,000.00) is pending or, to the best of Seller's knowledge, threatened before any court, arbitrator, or governmental agency which may have a material adverse affect on the sale of Products or which seeks to prevent the consummation of the transactions contemplated by this Agreement.

                                  ARTICLE IV

                   Representations and Warranties of Buyer

         Buyer represents and warrants to Seller as follows:

         4.1 Organization. Buyer is a corporation duly incorporated, organized, validly existing and in good standing under the laws of the State of Delaware.

         4.2 Authorization. Buyer has full corporate power and authority to execute and deliver this Agreement and all other agreements contemplated hereby and to consummate the transactions contemplated hereby and thereby. Buyer has taken all corporate action required by its Certificate of Incorporation and By-laws to authorize the execution and delivery of this Agreement and all other documents contemplated hereby and to authorize the consummation of the transactions contemplated hereby and thereby. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and, as to enforceability, general equitable principles.

         4.3 Consents or Approvals. No consent, action, approval or authorization of, or registration, declaration or filing with, any governmental department, commission, agency or other instrumentality having jurisdiction over Buyer is required to be obtained or made by Buyer to authorize the execution and delivery by Buyer of this Agreement or the performance by Buyer of its terms.


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                                  ARTICLE V

                        Covenants Pending the Closing

         5.1 Seller's Conduct. Between the date of this Agreement and the Closing Date, Seller will, except as otherwise agreed to in writing by Buyer,
(i) perform in all material respects its obligations under the Contracts and
(ii) not enter into any new Contract or an extension or amendment of any existing Contract that would cause any representation or warranty of Seller hereunder to be untrue.

         5.2 Access. From the date of this Agreement to the Closing Date, Seller will give to Buyer and its representatives, during normal business hours, reasonable access to the books, records and Contracts of Seller related exclusively to the manufacture and sale of Products and furnish to Buyer such documents and information concerning exclusively the manufacture and sale of Products as Buyer may reasonably request from time to time provided, however, Seller shall have no obligation prior to the Closing to reveal to Buyer proprietary information, including without limitation, know-how, formulas or trade secrets.

         5.3 Reasonable Efforts. Each party will use its reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary, proper or advisable to perform its obligations hereunder, to satisfy the conditions to the Closing and to consummate the transactions contemplated hereby. Seller shall use all reasonable efforts to obtain consents to the assignments of the Contracts listed on Schedule 3.6.

                                  ARTICLE VI

                            Conditions to Closing

         6.1 Conditions to the Obligations of Both Parties. The obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of the following conditions:

                  6.1.1 No law, rule, regulation, order, decree, injunction, stay or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental or regulatory authority or instrumentality that prohibits the consummation of all or any part of the transactions contemplated hereby, and no action or proceeding shall be pending or threatened by any governmental authority or private person seeking any such order, or decree or seeking to recover any damages or obtain other relief as a result of the consummation of such transactions.


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                  6.1.2 All required registrations and filings with any
government or governmental or regulatory authority shall have been made and any waiting period applicable to the transactions contemplated hereby pursuant to any law, rule, regulation, order or decree of any government or instrumentality or agency thereof having jurisdiction with respect to the transactions herein contemplated shall have expired or been terminated.

         6.2 Conditions to Buyer's Obligation to Close. The obligation of Buyer to purchase Assets, assume the Assumed Liabilities and otherwise consummate the transactions contemplated hereby shall be subject to the satisfaction, at or before the Closing, of the following conditions:

                  6.2.1 Seller shall have performed in all material respects the obligations required to be performed by it at or prior to the Closing.

                  6.2.2 The representations and warranties of Seller contained herein shall have been true and correct in all material respects when made and shall be repeated at the Closing Date and shall be true and correct in all material respects at and as of the Closing Date.

                  6.2.3 Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by an officer of Seller, as to the satisfaction of the conditions set forth in Sections 6.2.1 and 6.2.2 above.

         6.3 Conditions to Seller's Obligation to Close. The obligation of Seller to sell, convey, transfer and assign Assets and otherwise consummate the transactions contemplated hereby shall be subject to the satisfaction, at or before the Closing Date, of the following conditions:

                  6.3.1 Buyer shall have performed in all material respects the obligations required to be performed by it at or prior to the Closing.

                  6.3.2 The representations and warranties of Buyer contained herein shall have been true and correct in all material respects when made and shall be repeated at the Closing Date and shall be true and correct in all material respects at and as of the Closing Date.

                  6.3.3 Buyer shall have delivered to Buyer a certificate, dated the Closing Date and signed by an officer of Buyer, as to the satisfaction of the conditions set forth in Sections 6.3.1 and 6.3.2 above.


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                                 ARTICLE VII


                                 Termination

         7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing by mutual consent of Buyer and Seller.

         7.2 Effect of Termination. Any termination of this Agreement except pursuant to Section 7.1 shall not affect or diminish any rights accruing to either party pursuant to this Agreement at or prior to such termination.

                                 ARTICLE VIII

                               Indemnification

         8.1      Obligation of Parties to Indemnify.

                  8.1.1 Indemnification by Seller. Subject to the limitations set forth in Section 8.3, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates (as defined in Section 10.6), on an after-tax basis and after giving effect to the amount, if any, of insurance proceeds actually received by Buyer, excluding any portion thereof attributable to policies directly or indirectly self-insured, with respect to the following:

                  (i) any and all claims, losses, damages, liabilities, deficiencies, obligations or expenses, including without limitation reasonable legal fees and expenses ("Losses"), arising or resulting from the failure of Seller to pay, honor and discharge when due and payable the Retained Liabilities;

                  (ii) any and all Losses resulting or arising from the non-fulfillment by Seller of any agreement or covenant of Seller under this Agreement; and

                  (iii) any and all Losses resulting or arising from the inaccuracy of any representation or the breach of any warranty made by Seller herein.

                  8.1.2 Indemnification by Buyer. Subject to the limitations set forth in Section 8.3, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, on an after-tax basis and after giving effect to the amount, if any, of insurance proceeds actually received by Seller, excluding any portion thereof attributable to policies directly or indirectly self-insured, with respect to the following:


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                  (i) any and all Losses resulting or arising from the failure of Buyer to pay, honor and discharge when due and payable the Assumed

         Liabilities;

                  (ii) any and all Losses resulting or arising from the non-fulfillment by Buyer of any agreement or covenant of Buyer under this Agreement;

                  (iii) any and all Losses resulting or arising from the inaccuracy of any representation or the breach of any warranty made by Buyer herein; and

                  (iv) any and all Losses arising out of the sale of Products by Buyer from and after the Closing Date.

                  8.1.3 Purchase Price Adjustments. Payments by Seller or Buyer pursuant to this Section 8.1 shall be considered adjustments to the Closing Purchase Price hereunder and treated as such for all purposes by the parties hereto, except as otherwise required by applicable tax law.

         8.2 Indemnification Procedure for Third Party Claims. If any indemnified party receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under this Article VIII (a "third party claim") and such indemnified party intends to seek indemnity pursuant to this Article VIII, such indemnified party shall promptly provide the indemnifying party with notice of such third party claim. Except in the case of claims seeking equitable relief from the indemnified party, the indemnifying party shall, upon acknowledgment of its obligation to indemnify the indemnified party, be entitled to participate in or, at its option, assume the defense or settlement of such third party claim. The defense or settlement shall be conducted through counsel selected by the indemnifying party and approved by the indemnified party, which approval shall not be unreasonably withheld, and the indemnified party shall fully cooperate with the indemnifying party in connection therewith, provided that the indemnified party shall be entitled at any time to employ, at its own expense, separate counsel to represent it. In the event that the indemnifying party fails to assume the defense or settlement of any third party claim within twenty (20) days after receipt of notice thereof from the indemnified party, such indemnified party shall have the right to undertake the defense or settlement of such third party claim at the expense and for the account of the indemnifying party. The indemnifying party shall not settle any third party claim the defense or settlement of which is controlled by it without the indemnified party's prior written consent, unless the terms of such settlement or compromise releases such indemnified party from any and all liability with respect to such third party claim.

         8.3 Limitation on Indemnification. Notwithstanding the foregoing provisions of this Article VIII, (i) neither party shall be responsible for any indemnifiable Losses suffered by the


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other under Sections 8.1.1 (iii) or 8.1.2 (iii) unless a claim therefor is asserted in writing on or prior to the first anniversary of the Closing Date;
(ii) Seller shall not be liable for any Losses suffered by Buyer claimed under
Section 8.1.1 (iii) unless the aggregate amount of such Losses exceeds One Hundred Thousand Dollars ($100,000.00), and then only to the extent of any such excess; and (iii) the aggregate liability of Seller for Losses suffered by Buyer shall in no event exceed the Closing Purchase Price set forth in Section 1.6.

                                  ARTICLE IX

                            Additional Agreements

         9.1 Announcements. Neither Buyer nor Seller will issue any press release, public announcement or any communication to the trade with respect to this Agreement or the transactions contemplated hereby except with the prior approval of the other, such approval not to be unreasonably withheld or delayed, or except as may be required by law.

         9.2 Information Transfer. After the Closing Date, Seller shall provide to Buyer at no charge access to all sales and business records relating exclusively to the sale of the Products by Seller prior to the Closing including, without limitation, advertising materials, customer lists, cost and pricing information, supplier lists and catalogues. Seller shall also promptly provide copies (including computerized records) of all customer lists, sales records, and such other records that Buyer may reasonably specify.

         9.3 Termination of Insurance. Buyer acknowledges that Seller's insurance coverage for Assets shall terminate as of the Closing Date.

         9.4 Asset Transfer. As soon as practicable after the Closing Date but within thirty (30) days, Buyer shall remove Assets at Buyer's expense. Any Assets not removed within such period may be deemed to be abandoned and forfeited by Buyer to Seller.

         9.5 Packaging Material. Seller hereby grants and hereby agrees to obtain consents from its Affiliates (if any) granting the rights to Buyer to Use all packaging or related material purchased by Buyer pursuant hereto that contains or reflect, Seller's or its Affiliates' trademarks for a period not to exceed twelve (12) months from the Closing Date.

         9.6 Employee Matters. Buyer and Seller hereby acknowledge and agree that Buyer shall not have any obligation whatever to employees of the Seller involved with the manufacture, distribution and sale of the Products ("Employees"), or with regard to matters of liabilities relating to such Employees, including but not limited to obligations concerning employee compensation and benefits, severance payments, occupational safety matters and workers' compensation matters, other than any obligations arising from the employment of or similar arrangement made by Buyer with any of the Employees to commence on or after the Closing Date.

                                  ARTICLE X

                                Miscellaneous

         10.1 Notices. Any notice or other communication given under this Agreement shall be in writing and shall be either (i) delivered personally, (ii) sent by documented overnight delivery service such as Federal Express, (iii) sent by facsimile transmission, provided that a confirmation copy of any such transmission is sent no later than the business day following the date of such transmission by documented overnight delivery service or first class mail, postage prepaid, or (iv) sent by first class mail, postage prepaid, unless the party giving such notice knows or has reason to know of any strike or other condition that may delay delivery of such mail. Such notice shall be deemed to have been duly given (a) on the date of delivery, if delivered personally, (b) on the business day after dispatch by documented overnight delivery service such as Federal Express, if sent in such manner, (c) on the date of facsimile transmission, if so transmitted during business hours, or (d) on the third business day after deposit in the United States or Canadian mail, postage prepaid, if sent in such manner. Notices or other communications shall be directed to the following addresses:

         Notices to Seller:            Jean Philippe Fragrances, Inc.
                                       551 Fifth Avenue
                                       New York, NY 10176-0198
                                       Attn:  Mr. Jean Madar,
                                              Chief Executive Officer

            with a copy to:            Joseph A. Caccamo,
                                       Attorney at Law
                                       1001 Yamato Road, Suite 403
                                       Boca Raton, FL 33431

          Notices to Buyer:            Carson, Inc.
                                       64 Ross Road
                                       Savananah, GA 31405
                                       Attn: Dr. Leroy Keith,
                                             Chairman and CEO

             with a copy to:           Bathgate, Wegener & Wolf, P.C.
                                       One Airport Road
                                       Lakewood, NJ 08701
                                       Attn: Jan Wouters, Esq.
                                               - and -
                                       Milbank, Tweed, Hadley & McCloy
                                       1 Chase Manhattan Plaza
                                       New York, NY  10005-1413
                                       Attn:  Lawrence Lederman, Esq.

Either party, by notice given in accordance with this Section 10.1, may specify a new address for notices under this Agreement.

         10.2 Entire Agreement; Amendment; Waiver. This Agreement and the schedules and exhibits annexed hereto constitute the entire understanding between the parties with respect to the subject matter hereof, and supersede all other understandings and negotiations with respect thereto. This Agreement may be amended only in a writing signed by both parties hereto. Any provision of this Agreement may be waived only in a writing signed by the party to be charged with such waiver. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.

         10.3 Assignment. This Agreement may not be assigned by either party without the written consent of the other except to Affiliates of either party.

         10.4 Governing Law. This Agreement shall be governed by the laws of the State of New York which are applicable to agreements made and to be performed entirely therein.

         10.5 Captions. The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.

         10.6 Affiliates. For purposes of this Agreement, an affiliate of any party is any person controlling, controlled by or under common control with such party and, in the case of Buyer, shall include any person the voting shares of which is owned directly or indirectly by the parent of Buyer.

         10.7 Bulk Sales Law. Buyer hereby waives compliance with the Bulk Sales Law. Seller will indemnify Buyer for any Losses arising out of any noncompliance therewith.

         10.8 Fees. Each of the parties hereto shall pay its respective legal and accounting fees and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses incurred by such party, except as otherwise expressly set forth herein, whether or not the Closing occurs.

         10.9 Further Assurances. From time to time after the Closing, Seller and Buyer shall execute and deliver such documents and instruments as the other party may reasonably request in order to consummate more effectively the purchase and sale of Assets as contemplated hereby.

         10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.



                                                CARSON, INC.

                                            By: /s/
                                                -------------------------------
                                                JEAN PHILIPPE FRAGRANCES, INC.



                                            By: /s/
                                                -------------------------------

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